Exhibit 10.26
SYNOVUS FINANCIAL CORP.
Annual Base Salaries for Named Executive Officers
Approved January 25, 2007
     Upon the recommendation of the Compensation Committee, on January 25, 2007 the Board of Directors of Synovus Financial Corp. approved the following base salaries for its named executive officers, effective January 1, 2007.

Name	Position	Base Salary
Richard E. Anthony	Chairman of the Board and Chief Executive Officer	$869,000
Frederick L. Green, III	President and Chief Operating Officer	$500,000
G. Sanders Griffith, III	Senior Executive Vice President, General Counsel and Secretary	$429,000
Elizabeth R. James	Vice Chairman and Chief People Officer	$391,000
Thomas J. Prescott	Executive Vice President and Chief Financial Officer	$387,000